Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Executive Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

Jeff Sonnek

Managing Director

(646) 277-1263

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2024 FOURTH

QUARTER AND FULL YEAR RESULTS

EL SEGUNDO, Calif., February 25, 2025 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported financial results for the fiscal 2024 fourth quarter and full year ended December 29, 2024.

As previously reported, net sales were $181.6 million compared to net sales of $196.3 million for the fourth quarter of fiscal 2023. Same store sales decreased 6.1% for the fourth quarter of fiscal 2024 compared to the fourth quarter of fiscal 2023.

Gross profit for the fiscal 2024 fourth quarter was $51.2 million, compared to $59.2 million in the fourth quarter of the prior year. The Company’s gross profit margin was 28.2% in the fiscal 2024 fourth quarter versus 30.2% in the fourth quarter of the prior year. The decrease in gross profit margin compared with the prior year primarily reflected higher store occupancy and distribution expense, including costs capitalized into inventory, as a percentage of net sales, and lower merchandise margins, which declined 23 basis points year-over-year.

Overall selling and administrative expense for the quarter decreased by $1.0 million from the prior year, primarily reflecting lower labor costs and a gain of $0.9 million related to an insurance settlement. As a percentage of net sales, selling and administrative expense was 39.3% in the fiscal 2024 fourth quarter, compared to 36.9% in the fiscal 2023 fourth quarter due to the lower sales base.

Net loss for the fourth quarter of fiscal 2024 was $20.9 million, or $0.95 per basic share, including a gain related to an insurance settlement of $0.04 per basic share. This compares to net loss of $8.9 million, or $0.41 per basic share in the fourth quarter of fiscal 2023, which included a $0.02 per basic share store asset impairment charge. Because of the valuation allowance related to deferred tax assets established in the third quarter of fiscal 2024, net loss for the fourth quarter of fiscal 2024 does not reflect an income tax benefit. Net loss for the fourth quarter of fiscal 2023 reflects an income tax benefit of $4.5 million.

For the fiscal 2024 full year, net sales were $795.5 million compared to net sales of $884.7 million for fiscal 2023. Same store sales decreased 9.4% for the fiscal 2024 full year versus the comparable period in the prior year. Net loss for the fiscal 2024 full year was $69.1 million, or $3.15 per basic share, which included a non-cash charge for the establishment of a valuation allowance related to deferred tax assets of $21.8 million, or $0.99 per basic share, and a non-cash store asset impairment charge of $0.8 million, or $0.04 per basic share. These charges were partially offset by the aforementioned gain related to an insurance settlement. This compares to net loss for the fiscal 2023 full year of $7.1 million, or $0.33 per basic share.

Adjusted EBITDA was a negative $16.4 million for the fourth quarter of fiscal 2024, compared to negative $8.7 million in the prior year period. For the fiscal 2024 full year, Adjusted EBITDA was a negative $36.7 million, compared to a positive $7.3 million in the prior year period. EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below for more details and a reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most comparable GAAP measure, net income.

“Our fourth quarter performance was consistent with our previously announced expectations, delivering earnings in the middle of our guidance range, reflecting our ability to manage margins and expenses in the challenging sales environment,” commented Steven G. Miller, Chairman, President and CEO. “Sales trends have remained challenged in the first quarter as the overall macro environment for discretionary spending has remained under pressure. This has been further compounded by the continuation of inconsistent and unfavorable weather patterns, particularly across our southern tier of our footprint. As we transition to spring, we believe that our merchandise assortment is well positioned, and we will remain focused on disciplined operational execution.”

Balance Sheet

In December 2024 the Company amended and extended its $150 million credit agreement with Bank of America, which matures in December 2029. The Company ended the 2024 fiscal fourth quarter with $13.8 million of borrowings under the credit facility and a cash balance of $5.4 million. Merchandise inventories as of the end of the fourth quarter decreased by 5.6% compared to the prior year period, reflecting the Company’s efforts to manage inventory levels relative to sales.

First Quarter Guidance

For the fiscal 2025 first quarter, the Company expects same store sales to be down in the mid to high single digit range compared to the fiscal 2024 first quarter. The Company’s same store sales guidance reflects an expectation that macroeconomic headwinds will continue to impact discretionary consumer spending over the balance of the first quarter. Fiscal 2025 first quarter net loss per basic share is expected in the range of $0.75 to $0.85, which compares to fiscal 2024 first quarter net loss per basic share of $0.38.

Store Openings and Closings

The Company currently has 414 stores in operation, reflecting eight store closures in the 2025 first quarter as part of the Company’s ongoing efforts to optimize its store base. During the remainder of fiscal 2025, the Company expects to close approximately seven additional stores and does not expect to open any new stores.

Conference Call Information

The Company will host a conference call to discuss these results and provide additional comments and details. The conference call is scheduled to begin at 2:00 p.m. Pacific Time on Tuesday, February 25, 2025. To access the conference call, participants in North America may dial (877) 407-9039 and international participants may dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time.

In addition, the call will be broadcast live over the Internet and accessible through the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through Tuesday, March 4, 2025, by calling (844) 512-2921 to access the playback; the passcode is 13751710.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, currently operating 414 stores under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 12,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of public health issues (including COVID-19 or any potential variants), on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, global supply chain disruptions resulting from the ongoing conflict in Ukraine and the Middle East, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, a reduction or loss of product from a key supplier, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, as well as environmental, social and governance issues, public health issues (including those caused by COVID-19 or any potential variants), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets, our ability to reverse valuation allowances on deferred tax assets, and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

Non-GAAP Financial Measures

In addition to reporting our financial results in accordance with generally accepted accounting principles (“GAAP”), we are providing non-GAAP earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and any other adjustments (“Adjusted EBITDA”). EBITDA and Adjusted EBITDA are not prepared in accordance with GAAP and exclude certain items presented below. We use EBITDA and Adjusted EBITDA internally for forecasting purposes and as factors to evaluate our operating performance. We believe that Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of core operating results and business outlook. While we believe that EBITDA and Adjusted EBITDA can be useful to investors in evaluating our period-to-period operating results, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, our definition or calculation of these non-GAAP measures may differ from similarly titled measures used by other companies, limiting the usefulness of this financial measure for comparison to other companies. We believe the GAAP measure that is most comparable to non-GAAP EBITDA and Adjusted EBITDA is net income, and a reconciliation of our non-GAAP EBITDA and Adjusted EBITDA to GAAP net income is provided below.

	13 Weeks Ended		52 Weeks Ended
	Dec. 29, 2024	Dec. 31, 2023	Dec. 29, 2024	Dec. 31, 2023
	(In Thousands)
GAAP net loss (as reported)	$(20,881)	$(8,852)	$(69,072)	$(7,083)
+ Interest expense (income) (as reported)	608	112	1,000	(153)
+ Income tax expense (benefit) (as reported)	17	(4,485)	12,504	(3,498)
+ Depreciation and amortization (as reported)	4,618	4,650	18,961	18,315

EBITDA	$(15,638)	$(8,575)	$(36,607)	$7,581

- Extinguishment of certain real estate-related liabilities	—	(789)	—	(2,428)
+ Legal settlement provision	—	—	—	1,500
- Gain on recovery of insurance proceeds	(958)	—	(958)	—
+ Store asset impairment	172	631	835	631

Adjusted EBITDA	$(16,424)	$(8,733)	$(36,730)	$7,284

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	December 29, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$5,418	$9,201
Accounts receivable, net of allowances of $59 and $48, respectively	10,252	9,163
Merchandise inventories, net	260,307	275,759
Prepaid expenses	10,192	16,052

Total current assets	286,169	310,175

Operating lease right-of-use assets, net	261,887	253,615
Property and equipment, net	51,788	58,595
Deferred income taxes	—	13,427
Other assets, net of accumulated amortization of $3,127 and $1,954, respectively	9,522	8,871

Total assets	$609,366	$644,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69,728	$55,201
Accrued expenses	58,946	61,283
Current portion of operating lease liabilities	70,288	70,372
Current portion of finance lease liabilities	3,642	3,843

Total current liabilities	202,604	190,699

Operating lease liabilities, less current portion	202,894	191,178
Finance lease liabilities, less current portion	8,558	11,856
Long-term debt	13,756	—
Other long-term liabilities	5,943	6,536

Total liabilities	433,755	400,269

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 26,998,880 and 26,747,617 shares, respectively; outstanding 22,691,625 and 22,440,362 shares, respectively	269	267
Additional paid-in capital	131,215	128,737
Retained earnings	98,384	169,667
Less: Treasury stock, at cost; 4,307,255 shares	(54,257)	(54,257)

Total stockholders’ equity	175,611	244,414

Total liabilities and stockholders’ equity	$609,366	$644,683

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Net sales	$181,619	$196,350	$795,468	$884,745
Cost of sales	130,455	137,111	560,971	598,901

Gross profit	51,164	59,239	234,497	285,844
Selling and administrative expense	71,420	72,464	290,065	296,578

Operating loss	(20,256)	(13,225)	(55,568)	(10,734)
Interest expense (income)	608	112	1,000	(153)

Loss before income taxes	(20,864)	(13,337)	(56,568)	(10,581)
Income tax expense (benefit)	17	(4,485)	12,504	(3,498)

Net loss	$(20,881)	$(8,852)	$(69,072)	$(7,083)

Loss per share:
Basic	$(0.95)	$(0.41)	$(3.15)	$(0.33)

Diluted	$(0.95)	$(0.41)	$(3.15)	$(0.33)

Weighted-average shares of common stock outstanding:
Basic	22,000	21,805	21,947	21,749

Diluted	22,000	21,805	21,947	21,749